EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3) and related Prospectus of Medis Technologies Ltd. dated May 1, 2007, and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the consolidated financial statements of Medis Technologies Ltd., Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medis Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer                                        Tel-Aviv, Israel
A Member of Ernst & Young Global                                       April 30, 2007